Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Polen Credit Opportunities Fund of our report dated June 27, 2025, relating to the financial statements and financial highlights, which appear in Polen Credit Opportunities Fund’s Certified Shareholder Report on Form N-CSR for the period ended April 30, 2025. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 28, 2025